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Exhibit 10.16

GENZYME CORPORATION DIRECTORS' DEFERRED
COMPENSATION PLAN

ARTICLE I

GENERAL

        1.1    Establishment of Plan.    Genzyme Corporation ("Genzyme") established the Genzyme Directors' Deferred Compensation Plan (the "plan"), effective as of May 16, 1996, to allow each member of the Genzyme Board of Directors who is not also an officer or employee of Genzyme or its subsidiaries (an "outside director") to defer receipt of all or a portion of the cash compensation payable to him or her as such a director of Genzyme until (i) with respect to compensation earned prior to January 1, 2005, the termination of his or her service as a director, or (ii) with respect to compensation earned on or after January 1, 2005, his or her Termination of Service as defined in Section 3.8, or (iii) with respect to compensation whenever earned, but subject to the requirements set forth in Section 3.1, such other date as may be specified by the director. The plan as set forth below was amended and restated effective December 1, 2008.

        1.2    No Right to Corporate Assets.    The plan is unfunded and Genzyme will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet its obligations hereunder. Nothing in the plan will give a participant, a participant's beneficiary or any other person any equity or other interest in the assets of Genzyme, or create a trust of any kind or a fiduciary relationship of any kind between Genzyme and any such person. Any rights that a participant, beneficiary or other person may have under the plan will be solely those of a general unsecured creditor of Genzyme.

        1.3    Limitation on Rights Created by Plan.    Nothing in the plan will give a participant any right to continue as a director of Genzyme.

        1.4    Nonalienation of Benefits.    The rights and benefits of a participant in the plan are personal to the participant. No interest, right or claim under the plan and no distribution therefrom will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of beneficiaries as provided in Section 3.5.

        1.5    Binding Effect of Plan.    The plan will be binding upon and inure to the benefit of participants and designated beneficiaries and their heirs, executors and administrators, and to the benefit of Genzyme and its assigns and successors in interest.

        1.6    Administration.    The plan will be administered by the Secretary of Genzyme, who will have sole responsibility for its interpretation.

        1.7    Interpretation.    The plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

ARTICLE II

DEFERRAL OF COMPENSATION

        2.1    Deferral Agreement.    Any active outside director (a "participant") is eligible to participate in the plan. For compensation earned on or after January 1, 2005, the following deferral election rules shall apply:

          (a)    Existing Outside Directors.    A participant may participate in the plan by executing an agreement before the first day of any calendar year (beginning on or after January 1, 2005) in which such agreement will take effect authorizing Genzyme to defer all or a portion of his or her compensation as director (the "deferral agreement"). A deferral agreement will become effective for compensation earned in the immediately following calendar year and remain in effect for compensation earned in each succeeding calendar year unless the participant files a written revocation or superseding deferral agreement with the Secretary before the date that the deferral agreement is irrevocable. A deferral agreement for any particular year is irrevocable after the last day of the immediately preceding calendar year.

          (b)    New Outside Directors.    An individual who becomes a participant for the first time may participate in the plan by executing an agreement within 30 days after the date that his or her term as an outside director begins, authorizing Genzyme to defer all or a portion of his or eligible compensation during that calendar year as outside director (the "first-year deferral agreement"). A first-year deferral agreement will become effective for compensation earned beginning on the 31st day after becoming an outside director unless the participant files a written revocation or superseding deferral agreement with the Secretary before the date that the first-year deferral agreement is irrevocable. A first-year deferral agreement is irrevocable after 30 days following the date that an outside director's term begins. After a first-year deferral agreement is effective, Section 2.1(a) applies for compensation earned in each succeeding calendar year. Whether an individual is eligible for the first-year deferral rules of this Section 2.1(b) shall be determined in accordance with the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code" and "Section 409A").

        2.2    Amount of Deferral.    Each participant may elect in his or her deferral agreement to defer 25 percent, 50 percent, 75 percent or 100 percent of the total cash compensation paid to the participant as an outside director of Genzyme.

        2.3    Deferral Account.    For bookkeeping purposes only, the Secretary will establish and maintain an account (the "deferral account") for each participant that documents the compensation deferred by the participant, earnings credited to the account and payments from the account. The deferral account will consist of a subaccount for amounts earning interest, which will be denominated on a dollar basis (the "cash account"), and a subaccount for amounts invested in hypothetical shares of Genzyme Common Stock, $0.01 par value ("Genzyme Stock") which will be denominated on a share basis (the "stock account"). Each participant will indicate in his or her deferral agreement the percentage of future deferrals to be invested in the cash account and the stock account. Amounts may not be transferred between the cash account and the stock account.

        2.4    Cash Account.    As of the first day of each calendar quarter, the Secretary will credit to the participant's cash account an amount equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter that the participant has elected to defer and invest in the cash account. As of the last day of each calendar quarter, the Secretary will credit interest on the balance in the cash account on that date at the rate paid on 90-day Treasury bills hypothetically purchased on the first day of such calendar quarter. For a participant receiving installment payments, interest will be credited on the balance from time to time remaining in the cash account until the account has been completely paid.

        2.5    Stock Account.    As of the first day of each calendar quarter, the Secretary will credit to the participant's stock account a number of shares of Genzyme Stock equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter that the participant has elected to defer and invest in Genzyme Stock divided by the stock price for Genzyme Stock. The stock price shall mean the average of the closing price of Genzyme Stock for all trading days during the preceding calendar quarter as reported by the NASDAQ National Market. As of the date of payment of any cash dividend on Genzyme Stock, the Secretary will credit to the stock account a number of shares of Genzyme Stock equal to (i) the cash dividend per share times the number of shares credited to the stock account as of the dividend record date divided by (ii) the closing price for Genzyme Stock on the date of payment of the dividend. As of the date of payment of any stock dividend on Genzyme Stock, the Secretary will credit to the stock account a number of shares equal to the per-share stock dividend declared times the number of shares of Genzyme Stock credited to the stock account as of the dividend record date. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting Genzyme Stock, appropriate adjustment will be made in the number and/or kind of shares credited to the stock account. The stock account is maintained for bookkeeping purposes only, and shares credited to the stock account represent a notional investment only. Prior to distribution to a participant under Section 3.3 or 3.4, a participant will have no rights as a stockholder with respect to amounts credited to the stock account. Shares will include fractional shares computed to three decimal places.

        2.6    Shares Subject to the Plan.    The aggregate number of shares of Common Stock which may be issued under the plan is 105,962 shares of Genzyme Stock. In the event of any stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change relating to the common stock, the maximum aggregate number and kind of shares or securities of Genzyme that may be issued under the plan shall be appropriately adjusted by the Genzyme Board of Directors (whose determination shall be conclusive).

ARTICLE III

PAYMENT OF DEFERRED COMPENSATION

        3.1    Commencement of Payment.

          (a)    Compensation Earned Before January 1, 2005.    Each participant who participated in the plan with respect to compensation earned before January 1, 2005 elected in his or her deferral agreement a payment commencement year that was to be either (i) the calendar year following his or her termination of service as a director or (ii) another specified calendar year. If a participant elected a payment commencement year described in (ii) above, the earliest calendar year that a participant could elect was the second calendar year following the year in which the election was made. Elections were irrevocable.

          (b)    Compensation Earned On or After January 1, 2005.    With respect to compensation earned on or after January 1, 2005, a participant must elect in his or her deferral agreement a payment commencement year that is either (i) the calendar year following his or her Termination of Service or (ii) another specified calendar year. If a participant elects a payment commencement date described in (ii) above, the earliest calendar year that a participant may elect is the second calendar year following the year in which the election is made. For example, a deferral agreement executed in 2008 may not specify a payment commencement date earlier than 2010. Any election under this Section 3.1(b) will be irrevocable as described in Section 2.1. If an election under this Section 3.1(b) regarding the payment commencement date is not made or is invalid, payments will commence in the calendar year after the year in which the participant's Termination of Service occurs and will be made in the applicable form of payment under Section 3.3(b) or Section 3.4(b).

        3.2    Election of Form of Payment.

          (a)    Compensation Earned Before January 1, 2005.    Each participant who deferred compensation earned prior to January 1, 2005 was required to elect in his or her deferral agreement to have his or her deferral account paid in either a lump sum or in annual installments for a period specified by the participant not to exceed five years.

          (b)    Compensation Earned On or After January 1, 2005.    With respect to compensation earned on or after January 1, 2005, each participant must elect in his or her deferral agreement to have that portion of his or her deferral account attributable to such deferral paid in either a lump sum or in annual installments for a period specified by the participant not to exceed five years. Any election under this Section 3.1(b) will be irrevocable as described in Section 2.1. In the absence of a valid election under this Section 3.1(b), payment will be made in a lump sum in accordance with Section 3.3(b).

        3.3    Lump Sum Payments.

          (a)    Compensation Earned Before January 1, 2005.    Lump sum payments of that portion of an account attributable to a deferral of compensation earned prior to January 1, 2005 will be paid on or before March 1 of the year specified in the deferral agreement for commencement of payment.

  The lump sum payment will consist of (i) cash in the amount credited to the distributable portion of the participant's cash account and (ii) the number of full shares of Genzyme Stock credited to the distributable portion of the participant's stock account. No fractional shares will be issued under the plan, and the number of shares issued will be rounded down to the nearest full share.

          (b)    Compensation Earned On or After January 1, 2005.    Lump sum payments of that portion of an account attributable to a deferral of compensation earned on or after January 1, 2005 will be paid on or after January 1 of the year specified in the deferral agreement for commencement of payment. In the absence of a valid election under this Section 3.3(b), payment will be on or after January 1 of the year after Termination of Service. The lump sum payment will consist of (i) cash in the amount credited to the distributable portion of the participant's cash account and (ii) the number of full shares of Genzyme Stock credited to the distributable portion of the participant's stock account. No fractional shares will be issued under the plan, and the number of shares issued will be rounded down to the nearest full share.

        3.4    Installment Payments.

          (a)    Compensation Earned Before January 1, 2005.    Installment payments of that portion of an account attributable to a deferral of compensation earned prior to January 1, 2005 will be made on or before March 1 of each year that installments are due, commencing with the year specified in the participant's deferral agreement. Each installment payment will consist of (i) cash in the amount credited to the distributable portion of the participant's cash account on the date of payment, divided by the number of annual installments remaining to be paid, and (ii) the number of full shares of Genzyme Stock credited to the distributable portion of the participant's stock account, divided by the number of annual installments remaining to be paid. No fractional shares will be issued under the plan, and the number of shares issued will be rounded down to the nearest full share.

          (b)    Compensation Earned On or After January 1, 2005.    Installment payments of that portion of an account attributable to a deferral of compensation earned on or after January 1, 2005 will be paid on or after January 1 of each year that installments are due, commencing in the year specified in the participant's deferral agreement. In the absence of a valid election under this Section 3.4(b), installment payments will commence in the year after Termination of Service. Each installment payment will consist of (i) cash in the amount credited to distributable portion of the participant's cash account on the date of payment, divided by the number of annual installments remaining to be paid, and (ii) the number of full shares of Genzyme Stock credited to the distributable portion of the participant's stock account, divided by the number of annual installments remaining to be paid. No fractional shares will be issued under the plan, and the number of shares issued will be rounded down to the nearest full share.

        3.5    Beneficiaries.

          (a)    Compensation Earned Before January 1, 2005.    A participant may designate in his or her deferral agreement a beneficiary or beneficiaries (which may be entities or natural persons) to receive any payments to be made upon his or her death with respect to deferrals of compensation earned prior to January 1, 2005. A participant may elect to have payments to beneficiaries paid in a lump sum or in annual installments for a period not to exceed five years. At any time, and from time to time, a participant may change or revoke his or her designation of beneficiary or form of payment without the consent of any beneficiary. Any such designation, change or revocation must be made in writing and filed with the Secretary. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant's deferral account that is not disposed of by designation of beneficiary upon the participant's death will be paid to his or her estate.

          (b)    Compensation Earned On or After January 1, 2005.    With respect to deferrals of compensation earned on or after January 1, 2005, a participant may designate in his or her deferral agreement a beneficiary or beneficiaries (which may be entities or natural persons) to receive any payments to be made upon his or her death. All payments to designated beneficiaries will be made in single lump sum. At any time, and from time to time, a participant may change or revoke his or her designation of beneficiary without the consent of any beneficiary. Any beneficiary designation, change, or revocation must be made in writing and filed with the Secretary. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant's deferral account that is not disposed of by designation of beneficiary upon the participant's death will be paid in a single lump sum to his or her estate.

        3.6    Payments on Death.

          (a)    Compensation Earned Before January 1, 2005.    If a participant dies before full payment of his or her deferral account, Genzyme will make payments to the participant's designated beneficiary or beneficiaries, or to his or her estate, of the amount remaining in that portion of the deceased participant's deferral account attributable to deferrals of compensation earned prior to January 1, 2005. The payments will be in the form designated by the participant and will commence on the first day of the calendar quarter following the participant's death, or as soon as practicable thereafter. Any remaining annual installments will be paid on or before March 1 of each succeeding year.

          (b)    Compensation Earned On or After January 1, 2005.    If a participant experiences a Termination of Service due to death before full payment of his or her deferral account, Genzyme will make a payment to the participant's designated beneficiary or beneficiaries, or to his or her estate, of the amount remaining in that portion of the deceased participant's deferral account attributable to deferrals of compensation earned on or after January 1, 2005. The payments will be in a single lump sum and will be made on the first day of the calendar quarter following the participant's death, or as soon as practicable thereafter.

        3.7    Hardship Distributions from Accounts.

          (a)    Compensation Earned Before January 1, 2005.    The Secretary may, in his or her discretion, distribute a portion or all of that portion of a participant's cash account attributable to deferrals of compensation earned prior to January 1, 2005, in case of the participant's financial hardship. The Secretary will determine the date of payment of the distribution. Hardship distributions are not permitted from a participant's stock account.

          (b)    Compensation Earned On or After January 1, 2005.    The Secretary may, in his or her discretion, distribute a portion or all of that portion of a participant's cash account attributable to deferrals of compensation earned on or after January 1, 2005, in case of the participant's financial hardship due to "unforeseeable emergency" as defined in Section 409A(a)(2)(B)(ii)(I) of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 1.409A-3(i)(3)(i) of the Treasury Regulations ("Treas. Reg."). The Secretary shall have complete discretion, subject to compliance with Section 409A, to determine whether an unforeseeable emergency exists, the amount reasonably necessary to satisfy the emergency need, and other related matters, taking into account the extent to which the hardship is or may be relieved through any additional compensation that is available as the result of cancelling the participant's deferral election, reimbursement or compensation from insurance or otherwise, or by liquidation of the participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Hardship distributions are not permitted from a participant's stock account.

        3.8    Termination of Service.    Termination of Service means the date on which a participant has a "separation from service" (as defined at Treas. Reg. Section 1.409A-1(h)), including by reason of death, from Genzyme and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with Genzyme under Treas. Reg. Section 1.409A-1(h)(3).

ARTICLE IV

AMENDMENT AND TERMINATION

        4.1    Amendment.    Genzyme may, without the consent of any participant, beneficiary or other person, amend the plan at any time and from time to time. No amendment may reduce the amount credited to the deferral account of any participant. Any amendment that would cause a material modification of a benefit or right existing as of October 4, 2004 and would result in a material benefit enhancement or addition affecting compensation earned and vested before January 1, 2005 will be ineffective and rescinded before the earlier of the date the right is exercised (if the right is discretionary) or the last day of the calendar year during which the amendment is made.

        4.2    Plan Termination.    Genzyme may terminate the plan at any time.

          (a)    Compensation Earned Before January 1, 2005.    Upon termination of the plan, payments from that portion of a participant's deferral account attributable to deferrals of compensation earned prior to January 1, 2005 will be made in the manner and at the time prescribed in Article III, except that Genzyme may, in its discretion, distribute a participant's deferral account in a lump sum as soon as practicable after the date the plan is terminated.

          (b)    Compensation Earned On or After January 1, 2005.    Genzyme may, in its discretion, distribute that portion of a participant's deferral account attributable to deferrals of compensation earned on or after January 1, 2005 in a single lump sum payment within 30 days after the date the plan is terminated and liquidated under one of the following circumstances, in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix):

              (i)  Genzyme's termination and liquidation of the plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that amounts deferred under the plan are included in the participant's gross income in the calendar year in which the plan termination and liquidation occurs, or if later, the first calendar year in which the payment is administratively practicable provided the payment was not constructively received in an earlier year;

             (ii)  the Company's termination and liquidation of the plan pursuant to an irrevocable action to terminate and liquidate the plan taken by Genzyme within 30 days before or 12 months after a change in control event as defined in Treas. Reg. Section 1.409A-3(i)(5), provided that all other plans sponsored by the Company that are treated as a single plan under Treas. Reg. Section 1.409A-1(c)(2) are similarly terminated and liquidated with respect to each participant that experienced the change in control event, with the result that all such participants are required to receive all amounts deferred under all such other plans sponsored by the Company within 12 months of the date that the Company irrevocably takes all necessary steps to terminate and liquidate all such other plans; or

            (iii)  Genzyme's termination and liquidation of the plan, provided the termination and liquidation is not proximate to a downturn in the Company's financial health, all other plans of the same type (as defined under Treas. Reg. Section 1.409A-1(c)) sponsored by the Company are similarly terminated and liquidated, payments contingent upon the irrevocable termination and liquidation of the plan are made after 12 months and within 24 months of the date of completion of all corporate actions for such termination, and a new plan that would be aggregated with any terminated and liquidated plan under Treas. Reg. Section 1.409A-1(c) is not adopted by the Company at any time within 3 years of the date of completion of these corporate actions.

        For purposes of Section 4.2(b), the "Company" means the service recipient as defined under Treas. Reg. Section1.409A-1(g), generally meaning Genzyme and all corporations within Genzyme's controlled group of corporations under Code Section 414(b) and all partnerships and affiliates of Genzyme within common control as defined under Code Section 414(c). For purposes of (ii) above, however, the identity of the Company will be determined immediately after the change in control event.

    Adopted by directors on March 14, 1996
    Approved by shareholders on May 16, 1996
    Restated to reflect 2:1 stock split of the General Stock on July 25, 1996
    Amended and restated by directors on January 30, 1997
    Amended and restated by directors on March 24, 1999
    Approved by stockholders on May 26, 1999
    Amended and restated by directors on March 2, 2000
    Restated to reflect 2:1 stock split of Genzyme General Stock on 6/1/01
    Amended by directors on June 30, 2003
    Amended by compensation committee of board of directors on August 22, 2007
    Amended by compensation committee of board of directors on December 1, 2008

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  Exhibit 10.16
GENZYME CORPORATION DIRECTORS' DEFERRED COMPENSATION PLAN